Exhibit (p)(xvii)

EquityCompass Investment Management, LLC

Code of Ethics & Personal Trading Policy

Effective November 9, 2015

Amended on September 17, 2019

I.	TERMS AND DEFINITIONS

For the purposes of this Code of Ethics (“Code”), the following terms have been defined.

Access Person

Any supervised person, who has access to nonpublic information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Please refer to the document entitled “List of Access Persons” maintained in the Compliance Department.

Advisory Person

Each officer or employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to making any recommendations with respect to such purchases or sales, for Clients. All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

Affiliates of EquityCompass	Any affiliate referenced in the Form ADV or as maintained on the Affiliates List by the Compliance Department.
Beneficial Interest

Ability to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship.

An Access Person is deemed to have a beneficial interest in accounts held by immediate family members with whom the Access Person shares a household. Beneficial interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

Client	Any person or entity for which EquityCompass serves as investment adviser, renders investment advice, or makes investment decisions in exchange for compensation.
Exchange-Traded Fund (“ETF”)	A security that tracks an index, a commodity or a basket of assets like an index fund, but trades like a stock on an exchange.
Federal Securities Laws

The Securities Act of 1933 (the “1933 Act”), Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act, and any rules adopted by the SEC or the Department of the Treasury.

First In, First Out (“FIFO”)	Applicable to holding period trading stipulation. Evaluation of short term trading violations will be conducted based on this method.
Fund	Each of the registered investment companies for which the Firm, or any of its Affiliates, serves as an adviser or sub-adviser. See Appendix I.
Initial Public Offering (“IPO”)

An offering of a security registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Managed Account Letter

A letter indicating an Access Person’s grant of investment discretion in an account or accounts to a third-party, signed by the Access Person, the Access Person’s financial advisor, and approved by CCO.

Managed Account

An investment account over which bona fide legal investment discretion has been granted to an investment manager. The Access Person does not have any direct or indirect influence over the control of the account.

Non-Reportable Security

Any of the following: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the 1940 Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Outside Business Activity

Includes any of the following on a compensated or non-compensated basis in a for-profit capacity or for a for-profit entity:

Being engaged in any other business outside the business of EquityCompass;

Being employed or compensated by any other person for business-related activities outside the business of EquityCompass;

Serving as an Advisory Person of another organization;

Serving on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require EquityCompass not hold or purchase any securities of the company on whose board the Advisory Person sit.

Portfolio Manager	Any person of the Firm who makes decisions as to the purchase or sale of portfolio holdings on behalf of Clients.
Private Placement	An offering and investment in any non-publicly traded security.
Private Securities Transaction

Includes investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

Reportable Fund	The term “Reportable Fund” means (i) any fund for which the Firm serves as investment adviser or sub-adviser; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act. A complete list of Reportable Funds is maintained by the Compliance Department.
Reportable Security	The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities. This includes, for example, stocks, bonds, futures, ETFs
Supervised Person

Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervisions and control of the Firm.

II.	INTRODUCTION

The investment management and financial services industries are highly regulated and are subject to a wide variety of laws and regulations designed to protect investors. Similarly, publicly-traded companies are required to meet strict standards to protect the integrity of the markets in which their securities trade.

EquityCompass Financial Partners, Inc. d/b/a EquityCompass Strategies (“EquityCompass,” or the “Firm”), a wholly-owned subsidiary of Stifel Financial Corp. (“Stifel”), a publicly traded company, adopts this Code of Ethics (the “Code”) in accordance with Rule 204A-1 under the Advisers Act, and in accordance with Rule 17j-1 under the 1940 Act. Furthermore, because of its affiliation with Stifel, EquityCompass is also subject to the Stifel Code of Business Conduct and Ethics. This Code sets forth standards of conduct expected of advisory personnel, and addresses conflicts that arise from personal trading by Access Persons to mitigate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of EquityCompass and any Client.

EquityCompass observes the highest standards of ethical conduct and requires the same of all its Advisory Persons. As a condition of employment, each Advisory Person has an obligation to act in the best interests of our Clients. The operations of the Firm must be conducted in compliance with the law with the highest ethical standards. Each Advisory Person must read this Code in its entirety and comply with the following requirements:

1.	Execute the Initial and Annual Receipt of this Code.

2.	Certify annually that they have read, understand and are in compliance with the Code.

3.	Retain a copy of the most current version of the Code.

4.	Attend any required Code training.

This Code should be read in conjunction with the Stifel Code of Business Conduct and Ethics and the EquityCompass Policies and Procedures Manual. This Code is intended to help each Advisory Person understand their obligations to comply with the highest ethical standards. The Code should be kept by each Advisory Person for future reference.

The Chief Compliance Officer (“CCO”), in consultation with the Firm’s President, reserves the right to make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue provides little opportunity for improper behavior or otherwise merits an exception. Approval of all such exceptions must be documented in writing. Because EquityCompass policies, governmental regulations, and industry standards relating to personal trading and potential conflicts of interest can change over time, EquityCompass may modify any or all of the policies and procedures set forth in the Code. Should EquityCompass revise the Code, each Advisory Person will receive written notification from the CCO or a designee, and will be required to certify that he or she has received, read, and understand the revised Code. It is the responsibility of each Advisory Person to become familiar with any modifications to the Code.

III.	STANDARDS OF CONDUCT

EquityCompass is a fiduciary to its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Advisory Persons must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, Advisory Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients.

Accordingly, at all times, Advisory Persons must conduct Firm business with the following precepts in mind:

1.	Place the interests of Clients first. No Advisory Person may cause a Client to take action, or not to take action, for personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by the Advisory Person for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Advisory Person investing in a security of limited availability that was appropriate for Clients without first considering that investment for Clients would violate this Code.

2.	Conduct all personal securities transactions in compliance with this Code. This includes all pre-clearance and reporting requirements and procedures regarding personal trading and trade allocations.

3.	Keep information confidential. Information concerning Client transactions or holdings is material, non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

4.	Comply with the Federal Securities Laws and all other laws and regulations applicable to the Firm’s business. Advisory Persons should make it their business to know what is required of EquityCompass as an investment adviser, and integrate compliance into the performance of all duties.

5.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the CCO, or a designee who may consult with outside counsel, outside auditors, or other professionals, as necessary.

6.	Escalate client complaints. Complaints conveyed by a Client or on behalf of a Client should be promptly reported to the Compliance Department. Advisory Persons may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters will be handled by the CCO or a designee.

As a general rule, Advisory Persons are expected to abide not only by the letter of the Code, but also by the spirit of the Code. The policies and procedures in the following sections of this Code implement these general fiduciary principles in the context of specific situations.

IV.	CONFIDENTIAL INFORMATION

Advisory Persons are prohibited from revealing information relating to the holdings in Client accounts or relating to the identification of securities which are being purchased or sold in Client accounts except to persons whose responsibilities require knowledge of this information. Portfolio Managers shall maintain all information relating to the Client accounts being managed in a confidential and secure manner.

The Firm has also implemented an Insider Trading Policy to address the protection of material, non-public information. Unauthorized disclosures of material, non-public information to select individuals or groups could result in substantial liability to the Firm and its Advisory Persons as well as to Stifel.

V.	PERSONAL TRADING POLICY

Access Persons must pre-clear all purchases and sales of securities except those described in Appendix I of this Code. (This list is NOT intended to be all-inclusive. If there is a security type not listed here and you have a question, please call the Compliance Department.)

Once a pre-clearance request is approved, the Access Person has until market close that day to trade in that security. For market orders, the order must be placed and filled before the one business day approval expires. For limit orders, the order must be placed before the one business day approval expires. This may be extended into after-hours trading with approval of the Compliance Department.

Access Person should be aware of these general considerations relating to specific types of trading activities:

●	Black Out Periods. An Access Person cannot purchase or sell, directly or indirectly, any Reportable Security within three (3) business days following a client transaction in the same (or a related) security. The black-out periods will not apply to equity securities with a market capitalization of greater than $5 billion (see Appendix I).

●	Holding Periods. To mitigate concerns over short-term trading, there is a 30-day holding period for most transactions (see Appendix I). Short-term trading by Access Persons in accounts for which they have any beneficial ownership is prohibited. Short-term trading is defined as purchases and sales of the same or equivalent Reportable Security within a 30 calendar day period. Short term trading will be evaluated on a FIFO basis.

●	Initial Public Offerings. No Access Person shall acquire Beneficial Interest in any security in an Initial Public Offering.

●	Restricted List. Securities are listed on the Firm’s or Stifel’s restricted list. It is at the discretion of the CCO whether to add or remove securities from this restricted list. The CCO will review the list on a periodic basis and shall consult with the President and CIO, as needed.

A.	Reporting Requirements

Each Access Person has various reporting obligations with respect to accounts in which they have a Beneficial Interest under the Code. Such accounts include those belonging to the Access Person, the Access Person’s spouse and dependent children; and any other member of the Access Person’s immediate family with whom they share a household. It also includes any accounts over which the Access Person controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority (non-Client accounts), as well as any account in which the Access Person has a beneficial interest. Beneficial interest includes direct or indirect power to make investment decisions.

The reporting obligations are as follows:

●	Initial Holdings Report. Every Access Person must complete, sign, and submit to the Compliance Department, an Initial Holdings Report no later than 10 calendar days after be- coming an Access Person. Each Access Person is required to submit all accounts belonging to them as well as to any member of their immediate family with whom they share a household. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

●	Quarterly Transaction Report. Every Access Person must complete and submit a Quarterly Transaction and Brokerage Account Report to the Compliance Department, via the Firm’s electronic personal trading system. The report must include information about any transactions in Reportable Securities which were made during the specified calendar quarter. This is applicable for all Reportable Securities, regardless of whether pre-clearance approval was required. Please note transactions in Reportable Securities executed in Managed Accounts (i.e. no direct or indirect influence or control) are not required to be reported. The Quarterly Transaction and Brokerage Account Report must be submitted within 30 days ending each calendar quarter.

●	Annual Holdings Reports. Every Access Person must complete and submit to the Compliance Department an Annual Holdings Report no later than 45 days (February 14th of every year) following the end of the calendar year via the Firm’s electronic personal trading system. The information contained in the Annual Holdings Report must be current as of December 31st of the preceding year.

●	Disclosure of New Brokerage Accounts. Each Access Person must add any new brokerage account to the Firm’s electronic personal trading system prior to executing transactions any newly opened account for the direct or indirect benefit of such Access Person.

●	Duplicate Trade Confirmations. All Access Persons must provide the Compliance Department with their broker information. The Compliance Department will direct the broker to supply the Firm with duplicate copies of all trade confirmations for all accounts holding Reportable Securities in either hard copy form or through an electronic data feed sent to the Firm’s electronic personal trading system.

●	Notification of Reporting Obligation. All Access Persons will be informed of such duty by the Compliance Department and will be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period

●	Annual Code Acknowledgement. All Access Persons are required to certify, on an annual basis, their knowledge of the Code and the provisions noted therein.

B.	Non-Volitional Investments

Certain non-volitional and managed investments are not subject to the pre-clearance requirements in the Code:

●	Purchases that are part of an issuer’s automatic dividend reinvestment plan or part of an automatic investment plan;

●	Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

●	Acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

●	Purchases or sales upon the exercise of puts or calls written by the Access Person where the purchase or sale is effected based on the terms of the option without action by the Access Person or his or her agent; and

C.	Private Security Transactions

EquityCompass’ fiduciary duty to Clients dictates that we devote our professional attention to Clients’ interests, above our own or those of other organizations. Any Advisory Person wishing to engage in private securities transactions must obtain prior written approval of the CCO. The CEO and CIO will also provide prior approval.

Prior to making the initial investment in private securities or any follow-on investment in a private security, the Advisory Person must:

●	Arrange for the Compliance Department to review and obtain any private placement memoranda, subscription agreements or other documents pertaining to the investment.

●	Arrange for the Compliance Department to obtain any duplicate confirmations and statements or their equivalents relating to the investment.

●	When confirmations and statements or other like documents are not available from the issuer, the Advisory Person must promptly inform the Compliance Department of any changes in the investment and provide a written annual update.

An Access Person who has been permitted to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer by a Client’s account.

D.	Exceptions to Trading Policy

There are certain trading situations in which Advisory Persons may be have reduced reporting requirements. It is encouraged to review the specific situation with a member of the Compliance Department, if there are questions.

●	Transactions effected in any 529 College Savings Plans

Transactions in 529 College Savings Plans do not require trade pre-clearance, but must be reported pursuant to the requirements of the Code.

●	Managed Accounts

Accounts for which bona fide legal investment discretion has been granted to an outside entity do not require pre-clearance. In such instances, an Access Person must first do all of the following:

1.	Notify the Compliance Department of its existence at the commencement of employment at EquityCompass or at the time the account is opened; and

2.	Provide the Compliance Department with the Managed Account Letter which has been executed by the Access Person as well as the broker-dealer, bank, investment manager, financial adviser, trust company or trustee.

●	Hardships

Under unusual circumstances, such as personal financial emergencies, and when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption to make a transaction may be made to the CCO, which application may be denied or granted. To request consideration, an Access Person must submit a written request containing details on the circumstances, reason or the exception, and exception requested.

●	Systematic Investment/Withdrawal Programs

Purchases or sales of a Reportable Security, including Funds, pursuant to a systematic investment or withdrawal program do not require pre-clearance, provided the original setting up of the investment or withdrawal program was appropriately approved. This includes systematic investments made in Firm-sponsored 401k plans.

VI.	OTHER RESTRICTIONS AND POLICIES

The Firm has adopted additional compliance policies to address each of the specific items addressed below. Please consult those policies for additional details and guidance.

A.	Pay to play

To avoid any real perceived conflict of interests, the Firm requires that certain employees’ political contributions are subject to a pre-clearance requirement. Both EquityCompass and Stifel policies relative to political contributions are applicable to all Access Persons. Those policies can be found online or via the Compliance Department. Both Stifel and EquityCompass will pre-clear any requested political contribution.

B.	Gifts and Entertainment

No Access Person shall accept a gift or other item of more than $250 in value from any person or entity that does business with the Firm. Reporting of gifts and entertainment is required by both EquityCompass and Stifel.

C.	Outside Business Activities

Before undertaking any Outside Business Activity, Advisory Persons must fill out the Request Form and submit the Form to the Compliance Department.

D.	Unethical Conduct – Whistleblower Policy

As a subsidiary of Stifel, EquityCompass is committed to the highest standards of ethical, moral, and legal business conduct. In accordance with this commitment, EquityCompass shall comply with Stifel’s Whistleblower Policy (a copy of which is located on the Stifel Intranet site at Human Resources- Policies-Whistle Blower Policy).

VII.	ENFORCEMENT

The Compliance Department will review all reports made pursuant to this Code as well as materials relating to personal transactions in Reportable Securities by Access Persons. Compliance shall institute procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. A violation of this Code shall be reported to management of the Firm as soon as possible upon discovery.

Violations of this Code may result in sanctions or such other steps as the Firm may deem appropriate, including, but not limited to, unwinding the transaction or disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No officer of the Firm shall participate in a determination of whether there has been a violation of this Code or of the imposition of any sanction against them.

In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

VIII.	RECORD RETENTION

EquityCompass shall maintain records in the manner and to the extent set forth below:

●	Retention of Copy of the Code. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

●	Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

●	Copy of Forms and Reports. A copy of every form referenced herein prepared and filed by an Access Person shall be preserved for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

●	Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an easily accessible place;

●	List of Access Persons. A list of all persons who are, or within the past five years of business were Access Persons, shall be maintained in an easily accessible place;

●	Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Reportable Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

●	Location of Records. All such records and/or documents required to be maintained pursuant to this Code shall be kept at EquityCompass’ offices or some other location noted in the Firm’s ADV.

See the Firm’s Maintenance of Books and Records policy for more detail regarding books and records pertaining to the Code.

VII.	AMENDMENTS

Any material amendments to the Code subsequent to its initial approval must be approved by a Funds’ board within six months of the amendment. Amendments to the Code shall be deemed to be effective immediately.

APPENDIX I

REPORTABLE AND NON-REPORTABLE SECURITIES

Security Type	Pre- Clearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Equity Securities, Real Estate Investment Trusts (“REIT”), and option contracts if market capitalization of the underlying security is below $5 billion at the time of the trade	Yes	Yes	Yes	Yes	Yes
Equity Securities, Real Estate Investment Trusts (“REIT”), and option contracts if market capitalization of the underlying security is above $5 billion at the time of the trade	Yes	No	Yes	Yes	Yes
Fixed Income including Corporate Bonds	Yes	Yes	Yes	Yes	Yes
Municipal & General Obligation Bonds	Yes	Yes	Yes	Yes	Yes
Closed-End Mutual Fund	Yes	Yes	Yes	Yes	Yes
Commodities including commodity futures	Yes	Yes	Yes	Yes	Yes
Futures	Yes	Yes	Yes	Yes	Yes
Securities offered as part of an Initial Public Offering (“IPO”)	PROHIBITED FROM TRADING EQUITY IPOs
Private Placements or Limited Offerings	Yes	Yes	Yes	Yes	Yes
Any ETF or ETN	Yes	Yes	Yes	Yes	Yes
Direct obligations of the U.S. Government (i.e. Treasury Bonds)	No	No	No	No	No
Money Market Instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, etc.)	No	No	No	No	No
Open-End Mutual Funds other than EquityCompass or any Affiliate’s advised or sub advised Mutual Funds	No	No	No	No	No
EquityCompass or any Affiliate’s advised or sub advised Mutual Funds	Yes	Yes	Yes	Yes	Yes
UITs	Yes	Yes	Yes	Yes	Yes
Securities held in any 529 College Savings Plan	Yes	No	No	No	No